SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 1, 2004

Date of Report (date of earliest event reported)

NOTIFY TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

California	000-23025	77-0382248
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1054 S. De Anza Blvd., Suite 105

San Jose, CA 95129

(Address of principal executive offices)

(408) 777-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 1, 2004, Notify Technology Corporation (the “Company”) entered into a severance agreement and release (the “Severance Agreement”) with Gaylan I. Larson in connection with his resignation as the Company’s Vice President of Operations. Pursuant to the terms of the Severance Agreement, the Company is obligated to pay Mr. Larson at the rate of $8,000.00 for three months following the date of the Severance Agreement. Mr. Larson is also entitled to have the vesting of one of his stock options (the “Option”) accelerate such that all of the shares subject to the Option are deemed to be fully vested as of the date of the Severance Agreement. In the event that Mr. Larson elects to exercise the Option, the Company has agreed to pay Mr. Larson a one-time bonus of $41,785.00, of which $31,205.00 will be withheld to pay the exercise price of the Option. In the event that Mr. Larson elects to purchase insurance coverage pursuant to COBRA, the Company is also obligated to reimburse Mr. Larson for up to three months of his payments under COBRA.

The terms of the amended employment agreement (the “Employment Agreement”) dated November 4, 2002, between the Company and Mr. Larson provide that upon the termination of Mr. Larson’s employment, Mr. Larson is entitled to receive his base compensation for ninety days and 100% Company-paid health, dental and life insurance for up to twelve months. The benefits that Mr. Larson will receive pursuant to the Severance Agreement are in lieu of all of the benefits which Mr. Larson would otherwise be entitled to receive pursuant to the Employment Agreement. A copy of the Severance Agreement is filed as Exhibit 10.19 to this Current Report on Form 8-K.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 30, 2004, Mr. Larson resigned as the Company’s Vice President of Operations.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description

10.19	Severance Agreement and Release dated September 30, 2004 between the Company and Gaylan I. Larson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2004

NOTIFY TECHNOLOGY CORPORATION

By:	/s/ Gerald W. Rice
Gerald W. Rice, Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title

10.19	Severance Agreement and Release dated September 30, 2004 between the Company and Gaylan I. Larson